Exhibit 99.1

DATALINK CORPORATION

Consolidated Financial Statements

December 31, 2015

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Datalink Corporation

We have audited the accompanying consolidated balance sheets of Datalink Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Datalink Corporation as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ RSM US LLP

Minneapolis, Minnesota

March 14, 2016

DATALINK CORPORATION

CONSOLDIATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$39,397	$27,725
Short term investments	20,579	22,994
Accounts receivable, net	163,900	171,531
Net working capital receivable from acquisition	—	741
Lease receivable	3,895	2,482
Inventories, net	7,997	5,447
Current deferred customer support contract costs	124,705	106,497
Inventories shipped but not installed	16,616	20,035
Income tax receivable	—	4,194
Other current assets	3,251	3,563

Total current assets	380,340	365,209
Property and equipment, net	7,963	7,244
Goodwill	47,101	47,101
Finite lived intangibles, net	9,256	16,603
Deferred customer support contract costs non-current	60,240	58,484
Deferred taxes	9,177	4,593
Long-term lease receivable	7,017	4,016
Other assets	703	759

Total assets	$521,797	$504,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Floor plan line of credit	$24,340	$27,656
Accounts payable	73,959	86,266
Lease payable	3,643	2,319
Accrued commissions	3,687	5,334
Accrued sales and use taxes	3,782	4,117
Accrued expenses, other	6,998	7,730
Income tax payable	4,492	—
Customer deposits	4,398	3,325
Current deferred revenue from customer support contracts	151,619	131,061
Other current liabilities	1,050	746

Total current liabilities	277,968	268,554
Deferred revenue from customer support contracts non-current	72,262	70,663
Long-term lease payable	5,857	3,278
Other liabilities non-current	942	828

	357,029	343,323

Commitments and contingencies (Notes 6, 7, 8, 10 and 11)
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,627,322 and 22,876,753 shares issued and outstanding as of December 31, 2015 and 2014, respectively	23	23
Additional paid-in capital	114,431	115,048
Retained earnings	50,314	45,615

Total stockholders’ equity	164,768	160,686

Total liabilities and stockholders’ equity	$521,797	$504,009

The accompanying notes are an integral part of these financial statements.

DATALINK CORPORATION

CONSOLDIATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2015	2014	2013
Net sales:
Product sales	$469,111	$380,631	$373,008
Service sales	295,654	249,605	221,176

Total net sales	764,765	630,236	594,184
Cost of sales:
Cost of product sales	385,624	300,852	291,671
Cost of services	235,711	192,557	168,655

Total cost of sales	621,335	493,409	460,326

Gross profit	143,430	136,827	133,858
Operating expenses:
Sales and marketing	69,141	61,877	60,842
General and administrative	25,784	22,271	20,729
Engineering	31,104	29,128	27,536
Integration and transaction costs	1,000	626	95
Amortization of intangibles	7,347	6,428	7,251

Total operating expenses	134,376	120,330	116,453

Earnings from operations	9,054	16,497	17,405
Other income (expense):
Gain (loss) on settlement related to StraTech acquisition	—	877	(611)
Interest income	434	90	264
Interest expense	(263)	(270)	(175)
Other, net	(242)	184	(196)

Net earnings before income taxes	8,983	17,378	16,687
Income tax expense	4,284	6,297	6,642

Net earnings	$4,699	$11,081	$10,045

Net earnings per common share:
Basic	$0.21	$0.51	$0.53
Diluted	$0.21	$0.50	$0.52
Weighted average common shares outstanding:
Basic	21,941	21,598	19,078
Diluted	22,364	22,039	19,493

The accompanying notes are an integral part of these financial statements.

DATALINK CORPORATION

CONSOLDIATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at December 31, 2012	18,727	$19	$70,875	$24,489	$95,383
Net earnings	—	—	—	10,045	10,045
Stock option and restricted stock expense	333	—	4,049	—	4,049
Excess tax benefit from stock compensation	—	—	885	—	885
Tax withholding payments reimbursed by restricted stock	(100)	—	(1,080)	—	(1,080)
Common shares issued under exercise of stock options	30	—	252	—	252
Issuance of common stock for secondary offering, net of offering costs	3,795	4	39,017	—	39,021
Stock receivable from settlement of StraTech acquisition	—	—	(2,647)	—	(2,647)
Measurement period adjustments for StraTech acquisition	—	—	(112)	—	(112)

Balances at December 31, 2013	22,785	23	111,239	34,534	145,796
Net earnings	—	—	—	11,081	11,081
Stock option and restricted stock expense	302	—	4,041	—	4,041
Excess tax benefit from stock compensation	—	—	817	—	817
Tax withholding payments reimbursed by restricted stock	(146)	—	(1,735)	—	(1,735)
Common shares issued under exercise of stock options	23	—	89	—	89
Issuance of common stock for secondary offering, net of offering costs	156	—	1,474	—	1,474
Forfeiture of common stock related to StraTech acquisition	(243)	—	(877)	—	(877)

Balances at December 31, 2014	22,877	23	115,048	45,615	160,686
Net earnings	—	—	—	4,699	4,699
Restricted stock expense	406	—	5,351	—	5,351
Excess tax benefit from stock compensation	—	—	(3)	—	(3)
Tax withholding payments reimbursed by restricted stock	(126)	—	(1,182)	—	(1,182)
Common shares issued under exercise of stock options	8	—	34	—	34
Repurchase of common stock	(629)	—	(4,817)	—	(4,817)

Balances at December 31, 2015	22,536	$23	$114,431	$50,314	$164,768

The accompanying notes are an integral part of these financial statements.

DATALINK CORPORATION

CONSOLDIATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net earnings	$4,699	$11,081	$10,045
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Change in fair value of short term investments	104	5	(187)
Provision (benefit) for bad debts	38	(152)	115
Depreciation	3,222	2,667	2,102
Amortization of finite-lived intangibles	7,347	6,428	7,251
(Gain) loss on settlement related to StraTech acquisition	—	(877)	611
Deferred income taxes	(4,584)	(1,278)	(9,985)
Stock based compensation expense	5,351	4,041	4,049
Excess tax (expense) benefit from stock compensation	(3)	817	885
Tax withholding payments reimbursed by restricted stock	(1,182)	(1,735)	(1,080)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable and leases receivable, net	3,920	(30,471)	12,909
Inventories	869	(4,587)	(8,782)
Deferred customer support contract costs/revenues, net	3,267	4,033	7,630
Accounts payable and leases payable	(8,404)	13,150	(23,420)
Accrued expenses	(2,714)	(3,588)	(814)
Income tax payable (receivable), net	8,686	(15,780)	14,016
Other	785	(1,962)	(270)

Net cash provided by (used in) operating activities	21,401	(18,208)	15,075

Cash flows from investing activities:
Sales and maturities of trading securities	37,981	108,292	—
Purchases of trading securities	(35,670)	(80,077)	(51,027)
Purchases of property and equipment	(3,941)	(2,214)	(2,742)
Payment for acquisitions, net of cash acquired	—	(12,707)	—

Net cash provided by (used in) investing activities	(1,630)	13,294	(53,769)

Cash flows from financing activities:
Net payments under line of credit	—	—	(6,000)
Net proceeds (payments) from floor plan line of credit	(3,316)	7,679	19,977
Repurchase of common stock	(4,817)	—	—
Proceeds from stock offering, net of offering costs	—	—	39,021
Proceeds from issuance of common stock from stock option exercise	34	89	252

Net cash provided by (used in) financing activities	(8,099)	7,768	53,250

Increase (decrease) in cash and cash equivalents	11,672	2,854	14,556
Cash and cash equivalents at beginning of year	27,725	24,871	10,315

Cash and cash equivalents at end of year	$39,397	$27,725	$24,871

Supplementary cash flow information:
Cash paid for income taxes	$343	$22,579	$1,738
Cash received for income tax refunds	$95	$99	$11
Cash paid for interest expense	$242	$278	$154
Supplementary non-cash investing and financing activities:
Stock issued as consideration for acquisition	$—	$1,474	$—
Stock receivable for settlement of StraTech acquisition	$—	$—	$2,647
Receivable due from seller of Bear Data	$—	$741	$—

See Note 2 for non-cash information on the company’s acquisitions

The accompanying notes are an integral part of these financial statements.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies:

Description of Business:

Datalink Corporation provides solutions and services that help make data centers more efficient, manageable and responsive to changing business needs. Focused on midsize and large companies, we help companies migrate from physical to virtual data centers, ensure data protection and optimize enterprise networks. We derive our revenues principally from designing, installing and supporting data center solutions. Our solutions and services span four areas: cloud; data center transformation; next-generation technology; and security. We are frequently engaged to consult and provide assistance in the installation of data center solutions and to provide support services subsequent to the installation.

Recently Issued and Adopted Accounting Standard:

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842), which is the final standard on the accounting for leases. ASU 2016-02 was issued in three parts: (a) Section A, “Leases: Amendments to the FASB Accounting Standards Codification®,” Section B, “Conforming Amendments Related to Leases: Amendments to the FASB Accounting Standards Codification®,” and Section C, “Background Information and Basis for Conclusions.” While both lessees and lessors are affected by the new guidance, the effects on lessees are much more significant. The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases. By definition, a short-term lease is one in which: (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect an accounting policy by class of underlying asset under which right-of-use assets and lease liabilities are not recognized and lease payments are generally recognized as expense over the lease term on a straight-line basis. This change will result in lessees recognizing right-of-use assets and lease liabilities for most leases currently accounted for as operating leases under the legacy lease accounting guidance. For many entities, this could significantly affect the financial ratios they use for external reporting and other purposes, such as debt covenant compliance. The ASU is not effective until 2019 for calendar year public business entities and 2020 for all other calendar year entities. We are currently determining our implementation approach for this standard and assessing the impact it may have on our consolidated financial statements.

In January 2016, the FASB issued Accounting Standards Update 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which is the final standard on the recognition and measurement of financial instruments. The ASU applies to all entities that hold financial assets or owe financial liabilities and represents the finalization of just one component of the FASB’s broader financial instruments project. The most far-reaching ramification of the ASU is the elimination of the available-for-sale classification for equity securities and a new requirement to carry those equity securities with readily determinable fair values at fair value through net income. Other notable changes brought about by the ASU involve: (a) applying a practicability exception from fair value accounting to equity securities that do not have a readily determinable fair value, (b) assessing the need for a valuation allowance for a deferred tax asset related to an available-for-sale debt security, (c) applying the fair value option to liabilities and the treatment of changes in fair value attributable to instrument-specific credit risk and (d) adding disclosures and eliminating certain disclosures. The ASU is not effective until 2018 for calendar year public business entities, certain provisions can be early adopted by public business entities in financial statements that have not been issued, and by other entities, in financial statements that have not been made available for issuance. We are currently determining our implementation approach for this standard and assessing the impact it may have on our consolidated financial statements.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In November 2015, the FASB issued Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred tax assets. The updated guidance requires that deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet. The effective date for the standard is for fiscal year and interim periods within those years beginning after December 15, 2016. Early adoption is permitted and the ASU allows for either retrospective or prospective application. We early adopted the ASU in the fourth quarter of 2015 with retrospective application and prior period amounts were reclassified. For 2014, our long term deferred tax asset of $6.9 million has been netted with our current deferred tax liability of $2.3 million for a net deferred tax asset of $4.6 million.

In September 2015, the FASB issued Accounting Standards Update 2015-16, Accounting for Measurement Period Adjustments in a Business Combination (“ASU 2015-16”), which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 will be effective for annual and interim reporting periods beginning after December 15, 2015, although early adoption is permitted. We do not expect that the adoption of ASU 2015-16 will have a significant impact on our consolidated financial statements.

In July 2015, the FASB issued Accounting Standards Update 2015-11, Simplifying the Measurement of Inventory, which simplifies the subsequent measurement of inventory by replacing the lower of cost or market test with a lower of cost or net realizable value (NRV) test. NRV is calculated as the estimated selling price less reasonably predictable costs of completion, disposal and transportation. This pronouncement is effective for fiscal years and for interim periods within those fiscal years beginning after December 15, 2016, and prospective adoption is required. We currently do not anticipate the adoption of this standard will have a material impact on our consolidated financial statements.

In July 2015, the FASB deferred the effective date of guidance that was originally issued in May 2014 in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. ASU 2014-09 is intended to provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets; and provide more useful information to users of financial statements through improved revenue disclosure requirements. The provisions of ASU 2014-09 will now be effective for interim and annual periods beginning after December 15, 2017. We are currently determining our implementation approach for this standard and assessing the impact it may have on our consolidated financial statements.

In June 2015, the FASB issued Accounting Standards Update 2015-10, “Technical Corrections and Improvements,” which makes minor amendments to the FASB Accounting Standards Codification. The technical corrections are divided into four main categories: amendments to align codification wording with that in the pre-codification standards; corrections to references and clarification of guidance to avoid misapplication and misinterpretation; minor edits to simplify the codification and thereby improve its usefulness; and minor enhancements to codification guidance that are not expected to have a significant effect on current practice. The provisions of ASU 2015-10 are effective for fiscal years beginning after December 15, 2015. We do not expect that the adoption of ASU 2015-10 will have significant impact on our consolidated financial statements.

In April 2015, the FASB issued Accounting Standards Update 2015-05, Customer’s Accounting for Fees in a Cloud Computing Arrangement (“ASU 2015-05”), related to cloud computing arrangements. ASU 2015-05 sets forth guidance on accounting for fees paid in a cloud computing arrangement and specifically outlines how to determine whether a cloud computing arrangement contains a software license or is solely a service contract. ASU 2015-05 will be effective for annual and interim reporting periods beginning after December 15, 2015 and

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

permits early adoption. We currently do not anticipate that the adoption of this standard will have a material impact on our consolidated financial statements.

In January 2015, the FASB issued Accounting Standards Update 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, an update to ASC Topic 225—Income Statement (“ASU 2015-01”), which eliminates from accounting principles generally accepted in the United States the concept of extraordinary items. Subtopic 225-20, Income Statement—Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item. ASU 2015-01 is effective for annual periods beginning after December 15, 2015. An entity has the option to adopt the changes earlier provided that the guidance is applied from the beginning of the fiscal year of adoption. We currently do not anticipate the adoption of this standard will have a material impact on our consolidated financial statements.

In June 2014, the FASB issued Accounting Standards Update 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period (“ASU 2014-12”), which requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. Thus, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The provisions of this ASU are effective for interim and annual periods beginning after December 15, 2015. Entities can apply the amendment either a) prospectively to all awards granted or modified after the effective date or b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. We currently do not anticipate the adoption of this standard will have a material impact on our consolidated financial statements.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include the reserve for doubtful accounts, reserve for obsolete and slow moving (excess) inventory and impairment analysis of goodwill and long-lived assets and fair value of assets and liabilities acquired in business combinations. Actual results could differ from those estimates.

Cash and Cash Equivalents:

Cash equivalents consist principally of money market funds with original maturities of three months or less, are readily convertible to cash and are stated at cost, which approximates fair value. We maintain our cash in bank deposit and money market accounts which, at times, may exceed federally insured limits. In addition, we have cash in foreign bank accounts of approximately $7.4 million and $64,000, respectively, at December 31, 2015 and 2014. We have not experienced any losses in such accounts.

Short term Investments:

Our short term investments consist principally of commercial paper, corporate bonds and interest-bearing CDs. We categorize these investments as trading securities and record them at fair value. We classify

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

investments with maturities of 90 days or less from the date of purchase as cash equivalents; investments with maturities of greater than 90 days from the date of purchase but less than one year generally as short term investments; and investments with maturities of greater than one year from the date of purchase generally as long term investments.

Accounts Receivable:

We carry accounts receivable at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual client receivables and considering a client’s financial condition and credit history and current economic conditions. We write off accounts receivable when deemed uncollectible, which is generally in excess of a year past due provided it has no additional information to suggest we should continue to expect client payment. We record recoveries of accounts receivable previously written off when received.

We recorded accounts receivable net of the reserve for doubtful accounts of $422,000 and $460,000 at December 31, 2015 and 2014, respectively.

Concentration of Credit Risk:

We have no clients that comprised more than 10% of our net sales in 2015, 2014, or 2013. However, our top five clients collectively accounted for 13%, 7%, and 10% of its 2015, 2014, and 2013 revenues, respectively.

Inventories:

Inventories, including inventories shipped but not installed, principally consist of data storage products and components, valued at the lower of cost or market with cost determined on a first-in, first-out (FIFO) method. We reduced inventories for obsolete and slow moving reserves by $102,000 and $87,000 at December 31, 2015 and 2014, respectively.

Property and Equipment:

We state property and equipment, including purchased software, at cost. We provide for depreciation and amortization by charges to operations using the straight-line method over the estimated useful lives of the assets (ranging from 2 to 10 years). We amortize leasehold improvements on a straight-line basis over the shorter of their estimated useful lives or the underlying lease term. We remove the costs and related accumulated depreciation and amortization on asset disposals from the accounts and include any gain or loss in operating expenses. We capitalize major renewals and betterments, but charge maintenance and repairs to current operations when incurred.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2015	2014
	(in thousands)
Property and equipment:
Construction in process	$411	$445
Leasehold improvements	2,454	2,479
Furniture and fixtures	1,122	2,725
Equipment	7,774	9,041
Computers and software	4,943	6,601

	16,704	21,291
Less accumulated depreciation and amortization	(8,741)	(14,047)

	$7,963	$7,244

Goodwill:

We assess the carrying amount of our goodwill for potential impairment annually or more frequently if events or a change in circumstances indicate that impairment may have occurred. We have only one operating segment and reporting unit, as we have only one component that earns revenues and incurs expenses for which discrete financial information is available and reviewed by our chief operating decision maker for purposes of allocating resources and assessing performance. Our measurement date is December 31st of each year.

Testing for goodwill impairment is a two-step process. The first step screens for potential impairment. If there is an indication of possible impairment, we must complete the second step to measure the amount of impairment loss, if any. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of our reporting unit (our company as a whole) with the carrying value of our net assets. If fair value is below the carrying value of our net assets, we perform the second step of the goodwill impairment test to measure the amount of impairment loss we record, if any. We consider goodwill impairment test estimates critical due to the amount of goodwill recorded on our balance sheet and the judgment required in determining fair value amounts. At each of December 31, 2015 and 2014, we determined that our goodwill was not impaired.

Historically, our market capitalization has been well above the carrying value of our net assets and there has been no indication of potential impairment. However, during the third and fourth quarters of 2015, the price of our common stock was significantly impacted by the volatility in the U.S. equity markets. The price of our common stock reached a low of $5.34 during the third quarter and $5.70 during the fourth quarter of 2015, respectively, and closed at $6.80 on December 31, 2015. These lows in the price of our common stock coincided with fluctuations in the equity markets for the second half of 2015. As of December 31, 2015, our market capitalization was approximately $153.9 million as compared to our stockholders’ equity at December 31, 2015 of $164.8 million.

We believe that our fair value exceeds our market capitalization because our fair value should include a control premium. A control premium is the amount that a buyer is willing to pay over the current market price of a company as indicated by the traded price per share (i.e. market capitalization), in order to acquire a controlling interest. The premium is justified by the expected synergies, such as the expected increase in cash flow resulting from cost savings and revenue enhancements. We utilized data from Capital IQ for all transactions involving U.S. companies with the same industry classification as us during the past 12 months. The data indicated a wide range of control premiums and we selected 30 percent as an appropriate control premium in determining fair value. Applying a control premium of 30 percent resulted in a controlling basis value of $200 million, which is in excess of our stockholders’ equity at December 31, 2015 of $164.8 million and indicates there is not an impairment of goodwill as of December 31, 2015.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Valuation of Long-Lived Assets:

We perform an impairment test for finite-lived assets and other long-lived assets, such as property and equipment and finite-lived intangible assets, whenever events or changes in circumstances indicate that we may not recover the carrying value of such assets. We recognize impairment based on the difference between the fair value of the asset and its carrying value. We generally measures fair value based on discounted cash flow analyses. For 2015 and 2014, we identified no triggering events that required us to evaluate the impairment of our long-lived assets.

Stock Compensation Plans:

We utilize the fair value method of accounting to account for share-based compensation awards. This requires us to measure and recognize in our statements of operations the expense associated with all share-based payment awards made to employees and directors based on estimated fair values. We use the Black-Scholes model to determine the fair value of share-based payment awards. Stock-based compensation expense was $5.4 million, for 2015, and $4.0 million for 2014, and 2013, respectively.

Income Taxes:

We calculate income taxes using the asset and liability method of accounting for income taxes. Under the liability method, we record deferred income taxes to reflect the tax consequences in future years of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts using enacted tax rates for the years in which we expect these items to affect taxable income. We establish valuation allowances when necessary to reduce deferred tax assets to the amount we expect are more likely than not to realize. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Uncertain Tax Positions:

We utilize a two-step approach to recognizing and measuring uncertain tax positions (tax contingencies). The first step evaluates the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that we will sustain the position on audit, including resolution of related appeals or litigation processes. The second step measures the tax benefit as the largest amount more than 50% likely of being realized upon ultimate settlement. Included in the balance of unrecognized tax benefits at December 31, 2015 are potential benefits of $209,000 that if recognized, would affect the effective tax rate. We do not anticipate that the total amount of unrecognized tax benefits as of December 31, 2015 will change significantly in the next 12 months. At December 31, 2014, included in the balance of unrecognized tax benefits are potential benefits of $236,000 that if recognized, would affect the effective tax rate. We have no accrued interest and penalties as of December 31, 2015 and 2014. To the extent we accrue interest and penalties, we recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Revenue Recognition:

Product Sales.    We sell software and hardware products on both a “free-standing” basis without any services and as data center solutions bundled with installation and configuration services (“bundled arrangements”). Under either arrangement, we recognize revenue from the sales of products, primarily hardware and essential software, when persuasive evidence of an arrangement exists, shipment has occurred and title has transferred, the sales price is fixed or determinable, and collection of the resulting receivable is reasonably

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

assured. In client arrangements where a formal acceptance of products is required by the client, revenue is recognized upon meeting such acceptance criteria.

Service Sales.    In addition to installation and configuration services provided by us or third party vendors as part of its bundled arrangements, our service sales include postcontract customer support (“PCS”) and consulting services. On our balance sheet, deferred revenue relates to PCS for which customers have paid or have been invoiced but for which we have not yet recognized the applicable services revenue. Revenue from extended service contracts is recognized ratably over the contract term, generally one to three years. Professional services are offered under time and material or fixed fee-based contracts or as part of multiple-element arrangements. Professional services revenue is recognized as services are performed when sold on a stand-alone basis. Our service sales include customer support contracts and consulting services.

Postcontract Customer Support Contracts.    When we sell hardware and/or software products to our clients, we enter into service contracts with them. These contracts are support service agreements. A majority of the time, our internal support desk first assists the client by performing an initial technical triage to determine the source of the problem and whether we can direct the client on how to fix the problem. If our internal support desk cannot solve the problem, it transfers the client to the manufacturer or its designated service organization.

When we do not provide “first call” assistance, usually because the manufacturer has not authorized us to do so, our clients call the manufacturer or its designated service organization directly for both the initial technical triage and any follow-up assistance. If the client calls us first, we transfer the client to the third party.

In both scenarios above, we purchase third party support contracts from the manufacturers for their services. In accordance with our agreements, and consistent with standard industry practice, we prepay the third party based on its “list price” for maintenance on the specific hardware or software products we have sold, less our negotiated discounts with the third party. Terms are generally net 30 days. If we provide the initial “first call” services, our discounts off of list price are more substantial. In all cases, we are the primary obligor in the transaction. The client ultimately holds us responsible for fulfillment of the third party support contracts and we bear credit risk in the event of nonpayment by the client.

We report customer support contract revenue on a gross basis because there are sufficient indicators in the aggregate that we should be reporting these revenues on a gross basis in accordance with ASC Topic 605-45, Reporting Revenue Gross as a Principle versus Net as an Agent. We usually present quotations for maintenance arrangements to our clients without differentiating as to whether we, or a third party, are providing the service. Accordingly, we are, from our clients’ perspectives, the primary obligor on our maintenance arrangements. We directly enter into the agreements with our clients to provide maintenance services. In all cases, we set the price to our client for the maintenance arrangements, whether or not we provide our first call services, and bill our clients for the maintenance arrangement. We owe various third parties regardless of whether we collect from our client. We are also contractually obligated to provide or arrange to provide these underlying support services to our clients in the unlikely event that the manufacturer or its designated service organization fails to perform according to the terms of our contract.

When we sell a service contract as part of a bundled arrangement, we use vendor specific objective evidence (“VSOE”) to allocate revenue to the service contract element. In all cases, we defer revenues and incremental direct costs resulting from obtaining our service contracts and amortize them into operations over the term of the contracts, which are generally twelve months. We defer customer support costs as allowed under ASC Topic 605-10-S99 based on the guidance in ASC Topic 605-20. The

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

deferred costs we capitalize consist of direct and incremental costs we prepay to third parties for direct support to our clients under our contract terms. We defer our customer support contract revenues and their related costs because significant obligations remain after contract execution. For example, we provide routine help desk assistance to our clients and assist them in contacting our vendors for additional support services.

Consulting Services.    Some clients engage us to analyze their existing data center architectures and offer recommendations. Other clients engage us to assist them on-site with extended data center infrastructure projects, to support their data center environments and to help with long-term data center design challenges. For these types of consulting services that do not include the sale of hardware or software products, we recognize revenues as we perform these services.

Multiple Element Arrangements.    In October 2009, the FASB amended the Accounting Standards Codification (“ASC”) as summarized in Accounting Standards Update (“ASU”) No. 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements, and ASU No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. ASU 2009-14 amended industry specific revenue accounting guidance for software and software related transactions to exclude from its scope tangible products containing software components and non-software components that function together to deliver the product’s essential functionality, or what we refer to as essential software. We also sell non-essential software, which continues to be in the scope of ASC 985-605. ASU 2009-13 amended the accounting for multiple-element arrangements to provide guidance on how the deliverables in an arrangement should be separated and eliminates the use of the residual method. ASU 2009-13 also required an entity to allocate revenue using the relative selling price method.

ASU 2009-13 establishes a hierarchy of evidence to determine the stand-alone selling price of a deliverable based on VSOE, third-party evidence (“TPE”), and the best estimate of selling price (“BESP”). If VSOE is available, it would be used to determine the selling price of a deliverable. If VSOE is not available, the entity would determine whether TPE is available. If so, TPE must be used to determine the selling price. If TPE is not available, then the BESP would be used.

In certain instances, we are not able to establish VSOE for all deliverables in an arrangement with multiple elements. This may be due to infrequent sales of each element separately, not pricing products within a narrow range, or only having a limited sales history. We have not consistently established VSOE for any of our products or services, except for PCS.

When VSOE cannot be established, we attempt to determine the standalone selling price for each element based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, our strategy differs from that of our peers and our offerings contain a significant level of customization and differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, we are unable to reliably determine what similar competitor products’ selling prices are on a stand-alone basis. Therefore, we are typically not able to determine TPE.

Since we are typically unable to determine VSOE or TPE, we use BESP in our allocation of the arrangement consideration where VSOE or TPE do not exist. Therefore, revenue from these multiple-element arrangements is allocated based on BESP, except for PCS which is allocated based on VSOE. The objective of BESP is to determine the price at which we would transact a sale if the product or service were sold on a stand-alone basis. BESP is generally used for offerings that are not typically sold on a stand-alone basis or for new or highly customized offerings. We determine BESP for product or service using a cost-plus margin approach. When establishing the methodology used to calculate BESP we also consider multiple factors, including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives and

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pricing practices. The determination of BESP is made through consultation with and formal approval by management.

We regularly review VSOE, TPE and BESP and maintain internal controls over the establishment and updates of these estimates. We limit the amount of revenue recognized for delivered elements to the amount that is not contingent on the future delivery of products or services, future performance obligations or subject to client-specified return or refund privileges.

We evaluate each deliverable in an arrangement to determine whether it represents a single unit of accounting. The delivered item constitutes a separate unit of accounting when it has stand-alone value and there are no client-negotiated refunds or return rights for the delivered elements. If the arrangement includes a client-negotiated refund or return right relative to the delivered item and the delivery and performance of the undelivered item is considered probable and substantially in our control, the delivered element would also constitute a separate unit of accounting. In instances when the aforementioned criteria are not met, the deliverable is combined with the undelivered elements and revenue recognition is determined for the combined unit as a single unit of accounting. Allocation of the consideration is determined at arrangement inception on the basis of each unit’s relative selling price.

Our multiple-element product offerings include networking hardware with embedded software products, professional services, and PCS, which are considered separate units of accounting. Pursuant to the guidance in ASU 2009-13, when a sales arrangement contains multiple elements, such as products, essential software, PCS and/or professional services, we will allocate revenues to each element based on the aforementioned selling price hierarchy.

In multiple-element arrangements that include software that is not essential to the functionality of the products, revenue is initially allocated to each separate unit of accounting using the relative selling prices of each of the deliverables in the arrangement based on the aforementioned selling price hierarchy. Since non-essential software deliverables are in the scope of ASC 985-605, VSOE must exist to account for the non-essential software deliverables as separate units of accounting from one another and further allocate the originally allocated non-essential software fee among the individual non-essential software deliverables. Since we were only able to establish VSOE for PCS, the amount allocated to the other non-essential software deliverables would be based on the residual method of allocation using VSOE for PCS. This allocated revenue is recognized once all non-essential software deliverables other than PCS are delivered.

In 2013, we began recognizing revenue on certain new professional service contracts that include milestones using a proportional performance method of revenue recognition. Revenues from these fixed price professional service contracts are recognized as services are performed based on the achievement of specified milestones within the contracts and when the client acknowledges that such criteria have been satisfied. We invoice our client on these projects as agreed-upon project milestones are achieved and accepted by the client. We recognized approximately $11.1 million, $6.5 million and $1.1 million, respectively, of services revenues under this method during 2015, 2014 and 2013.

Net Earnings Per Share:

We compute basic net earnings per share using the weighted average number of shares outstanding. Diluted net earnings per share include the effect of common stock equivalents, if any, for each period. Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless their effect is anti-dilutive. The following table computes basic and diluted net earnings per share:

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31,
	2015	2014	2013
	(in thousands, except per share data)
Net earnings	$4,699	$11,081	$10,045

Basic:
Weighted average common shares outstanding	21,941	21,598	19,078

Net earnings per share – basic	$0.21	$0.51	$0.53

Diluted:
Shares used in the computation of basic net earnings per share	21,941	21,598	19,078
Employee and non-employee director stock options	134	170	163
Restricted stock that has not vested	289	271	252

Shares used in the computation of diluted net earnings per share	22,364	22,039	19,493

Net earnings per share – diluted	$0.21	$0.50	$0.52

We exclude the following restricted stock grants that have not vested from the computation of diluted earnings per share as their effect would have been anti-dilutive:

	Years Ended December 31,
	2015	2014	2013
Non-vested common stock	73,427	37,163	61,000

Fair Value of Financial Instruments:

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which it would transact and the assumptions that market participants would use when pricing the asset or liability. We apply fair value measurements for both financial and nonfinancial assets and liabilities. We have no nonfinancial assets or liabilities that require measurement at fair value on a recurring basis as of December 31, 2015.

The fair value of our financial instruments, including cash and cash equivalents, short term investments, accounts receivable, leases receivable, accounts payable, leases payable, line of credit and accrued expenses, approximate cost because of their short maturities.

We use the three-level fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair values. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1—Unadjusted quoted prices available in active markets for the identical assets or liabilities at the measurement date.

•	Level 2—Significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly.

•	Level 3—Significant unobservable inputs that we cannot corroborate by observable market data and thus reflect the use of significant management judgment. We generally determine these values using

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pricing models based on assumptions its management believes other market participants would make.

The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, we determine the fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following table sets forth, by level within the fair value hierarchy, the accounting of our financial assets and/or liabilities at fair value on a recurring basis according to the valuation techniques we use to determine their fair value(s) (in thousands):

	Total at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2015:
Cash and cash equivalents	$39,397	$39,397	$—	$—
Short term investments	20,579	—	20,579	—

Total assets measured at fair value	$59,976	$39,397	$20,579	$—

At December 31, 2014:
Cash and cash equivalents	$27,725	$27,725	$—	$—
Short term investments	22,994	3,000	19,994	—

Total assets measured at fair value	$50,719	$30,725	$19,994	$—

Advertising Costs:

Advertising and promotion costs are charged to operations as incurred. Advertising and promotion costs included in sales and marketing expense for 2015, 2014, and 2013 were $777,000, $616,000, and $683,000, respectively.

2.	Acquisitions:

Bear Data Solutions, Inc.

On October 18, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bear Data. Bear Data is primarily an IT services firm, serving California-based and international clients from offices in San Francisco, San Jose, Irvine and San Diego. A significant portion of its revenues is derived from networking products including Cisco wireless, routing and core switches. The aggregate purchase price for the overall transaction was approximately $13.4 million, including a cash payment of $12.7 million, net of cash acquired, in connection with the merger (the “Preliminary Purchase Price”), which was partially offset by a net working capital receivable from the sellers of $741,000 resulting from the preliminary estimated net tangible asset adjustment as defined by the Merger Agreement. The Preliminary Purchase Price was subject to certain adjustments to reflect the difference, if any, between the net working capital at closing and target net working capital. An aggregate amount of $2.4 million of the Preliminary Purchase Price was placed into escrow to cover any post-closing adjustment to the Preliminary Purchase Price and indemnification obligations of the securityholders. Pursuant to the Merger Agreement, the sellers of Bear Data were obligated to pay us an amount equal to the difference between the actual net tangible assets on the closing date and the sellers’ good faith estimate of net tangible assets as set forth in the Merger Agreement. In January 2016, we served a notice of claim

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

for indemnification to recover approximately $798,000 in losses for accounts receivable, accounts payable and taxes against the indemnity escrow fund. Resolution between us and the sellers of Bear Data in ongoing.

We entered into a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”), also dated as of October 18, 2014, by and among Datalink Corporation, Merger Sub, and three executive securityholders of Bear Data. Under the Common Stock Purchase Agreement, we issued 156,360 shares of our common stock with a value of approximately $1.5 million, net of illiquidity adjustments, to the three Bear Data executives. The $13.4 million aggregate purchase price for the overall transaction discussed above includes the $1.5 million issuance of shares to the executive securityholders of Bear Data. For this purpose, our common stock was valued at the volume-weighted average of the per share trading prices of our common stock as reported through Bloomberg (based on all trades in our common stock and not an average of daily averages) for the 20 consecutive full trading days ending one business day prior to closing. These shares had an aggregate value of $1.7 million, offset by a $192,000 illiquidity adjustment. 75% of the shares issued under the Common Stock Purchase Agreement were not transferable until the first anniversary of closing.

Under the acquisition method of accounting, we estimated the fair value of the assets acquired and liabilities assumed of Bear Data primarily using a discounted cash flow approach with respect to identified intangible assets and goodwill. We based this approach upon its estimates of future cash flows from the acquired assets and liabilities and utilized a discount rate consistent with the inherent risk associated with the acquired assets and liabilities assumed. As of December 31, 2014, the fair value of the acquired assets was provisional as we had not yet finalized net working capital adjustments. The total purchase price was allocated to Bear Data’s net tangible and identifiable assets based on their estimated fair values as of October 18, 2014. Adjustments to provisional amounts during the measurement period that were the result of information that existed as of the acquisition date require the revision of comparative prior period financial information when reissued in subsequent financial statements. Accordingly, our 2014 consolidated balance sheet has been retroactively adjusted to account for those changes.

Bear Data filed its final stub period federal and state income tax returns for 2014 during the three months ended September 30, 2015. The final stub period returns reported taxable losses, which have been carried back to the full extent possible. As a result, we recorded a $916,000 reduction in goodwill and increase in net deferred tax assets. The changes did not impact our consolidated statements of operations.

The following table summarizes the final allocation of the purchase price including measurement period adjustments (in thousands):

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets acquired at their fair value:
Accounts receivable, net	$15,650
Inventories shipped but not installed	775
Short term deferred tax assets	935
Equipment	975
Finite-lived intangibles	9,522
Goodwill	9,320
Other assets	257

Total assets acquired	37,434

Liabilities assumed at their fair value:
Accounts payable	17,188
Leases payable	229
Accrued expenses	3,536
Long-term deferred tax liabilities	3,041

Total liabilities assumed	23,994

Net purchase price	$13,440

The $9.5 million of finite-lived intangibles consisted of $370,000 of covenants not to compete, $890,000 of trademarks, $7.8 million of customer relationships and $452,000 of order backlog having estimated lives of three years, three years, six years, and six months, respectively. The indefinite-lived asset consisted of goodwill of approximately $9.3 million, which was not deductible for tax purposes. We are amortizing the covenants not to compete, trademarks, and order backlog using the straight line method. We are amortizing the customer relationships it acquired in the Bear Data acquisition over its useful life using an accelerated amortization method, to match the pattern in which the economic benefits of that asset are expected to be consumed.

The following table provides a reconciliation of the net purchase price for Bear Data as compared to the cash payment for purchase (in thousands):

Payment in cash for purchase	$16,173
Less cash acquired	(3,466)
Less receivable due from Seller	(741)
Plus value of shares issued	1,474

Net purchase price	$13,440

Integration costs for 2015 include salaries, benefits and retention bonuses of exiting employees, some of whom assisted with the initial integration of Bear Data. In addition, transaction costs for 2015 include legal, audit, and other outside service fees necessary to complete our acquisition of Bear Data, which were expensed. Total integration and transaction costs were $61,000 and $1.0 million for the three and twelve months ended December 31, 2015, respectively.

Strategic Technologies, Inc.

On October 4, 2012, we purchased substantially all of the assets and liabilities of Strategic Technologies, Inc. (“StraTech”) from StraTech and Midas Medici Group Holdings, Inc. StraTech is an IT services and solutions firm that shares our focus on optimizing enterprise data centers and IT infrastructure through a common product and services portfolio designed to help clients increase business agility.

We estimated the fair value of the assets acquired and liabilities assumed of StraTech primarily using a discounted cash flow approach with respect to identified intangible assets and goodwill. We based this approach

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

upon its estimates of future cash flows from the acquired assets and liabilities and utilized a discount rate consistent with the inherent risk associated with the acquired assets and liabilities assumed.

The following table summarizes the final allocation of the purchase price including measurement period adjustments (in thousands):

Assets acquired at their fair value:
Accounts receivable, net	$9,539
Deferred revenue costs	8,521
Equipment	432
Finite-lived intangibles	15,920
Goodwill	5,334
Other assets	628

Total assets acquired	40,374

Liabilities assumed at their fair value:
Accounts payable	17,599
Deferred revenue	10,289
Accrued expenses	567
Other liabilities	29

Total liabilities assumed	28,484

Net purchase price	$11,890

The fair value of the assets acquired included a finite-lived intangible asset consisting of customer relationships that have an estimated life of five years and an indefinite-lived asset consisting of goodwill of approximately $5.0 million which will be deductible for tax purposes over a 15-year period. We are amortizing the finite-lived intangible asset we acquired in the StraTech acquisition over its useful life using an accelerated amortization method, to match the pattern in which the economic benefits of that asset are expected to be consumed. We paid a premium over the fair value of the net tangible and identified intangible assets acquired (i.e. goodwill) because this acquisition expanded our market share and physical presence across the Eastern seaboard of the United States and allows us to diversify its product offerings from certain manufacturers and expand its high-margin professional and managed services business lines. We expect to experience operational synergies and efficiencies through combined general and administrative corporate functions. The following table provides a reconciliation of the net purchase price for StraTech as compared to the cash payment for purchase (in thousands):

Payment in cash for purchase	$13,172
Less cash acquired	(3,307)
Plus value of shares issued	2,025

Net purchase price	$11,890

Integration costs for 2013 include salaries, benefits and retention bonuses of exiting employees, some of whom assisted with the initial integration of StraTech. Total integration and transaction costs were $95,000 during 2013.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Short-Term Investments:

The following table summarizes our short-term investments (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2015
Commercial paper	$11,981	$9	$2	$11,988
Corporate bonds	8,701	—	110	8,591

Total	$20,682	$9	$112	$20,579

December 31, 2014
Commercial paper	$19,988	$6	$—	$19,994
Interest-bearing CDs	3,005	—	5	3,000

Total	$22,993	$6	$5	$22,994

Our $20.6 million of short-term investments at December 31, 2015 is comprised of commercial paper and corporate bonds with maturities within one year and interest rates ranging from 3.45% to 5.75%. Our $23.0 million of short term investments at December 31, 2014 was comprised of commercial paper and interest-bearing CDs with maturities within one year and interest rates at 0.5%.

4.	Goodwill and Intangible Assets:

We had goodwill assets with a recorded value of $47.1 million as of December 31, 2015 and 2014, respectively. Goodwill activity is summarized as follows (in thousands):

January 1, 2013	$37,780
Additions	10,237
Subtractions	(916)

December 31, 2014 and 2015	$47,101

We have finite-lived intangible assets with a net book value of $9.3 million and $16.6 million as of December 31, 2015 and 2014, respectively. The change in the net carrying amount of intangibles during 2015 and 2014 is as follows (in thousands):

	Year Ended December 31,
	2015	2014
Beginning Balance	$16,603	$13,509
Recognized in connection with acquisitions	—	9,522
Amortization	(7,347)	(6,428)

Ending Balance	$9,256	$16,603

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Identified finite-lived intangible asset balances are summarized as follows (in thousands):

		As of December 31, 2015			As of December 31, 2014
	Amortizable Period (years)	Gross Assets	Accumulated Amortization	Net Assets	Gross Assets	Accumulated Amortization	Net Assets
Customer relationships	5-8	$36,943	(28,440)	$8,503	$36,943	(21,776)	$15,167
Service agreement	4	67	(67)	—	67	(67)	—
Certification	2	467	(467)	—	467	(467)	—
Covenant not to compete	3	848	(627)	221	848	(504)	344
Trademarks	3	1,153	(621)	532	1,153	(325)	828
Order backlog	3 months- 1 year	2,614	(2,614)	—	2,614	(2,350)	264

Total identifiable intangible assets		$42,092	(32,836)	$9,256	$42,092	(25,489)	$16,603

Amortization expense related to finite-lived intangible assets for 2015, 2014, and 2013 was $7.3 million, $6.4 million, and $7.3 million, respectively. The increase in amortization of intangibles expenses in 2015 as compared to 2014 is primarily due to our use of an accelerated amortization method in amortizing the customer relationships acquired in the Bear Data acquisition. The finite-lived intangible assets we acquired in the Bear Data acquisition consisted of covenants not to compete, trademarks, customer relationships and order backlog having estimated lives of 3 years, 3 years, 6 years and three months, respectively. We are amortizing the covenants not to compete, trademarks, and order backlog acquired in the Bear Data acquisition using the straight line method. We are amortizing the customer relationships acquired in the Bear Data acquisition using an accelerated amortization method, to match the pattern in which the economic benefits are expected to be consumed. The decrease in amortization of intangibles expenses in 2014 as compared to 2013 is primarily due to our use of an accelerated amortization method in amortizing the customer relationships acquired in the StraTech acquisition. This decrease was partially offset by the acquisition of Bear Data. Expected amortization in each of the next five years is as follows (in thousands):

2016	$5,157
2017	2,649
2018	900
2019	550
2020	—

$9,256

5.	Income Taxes:

The reconciliation of the U.S. federal statutory tax rate to our effective income tax rate is as follows:

	2015	2014	2013
Tax expense at U.S. statutory rates	35.0%	35.0%	35.0%
State tax expense, net of federal tax effect	5.0	3.4	3.3
Meals and entertainment	4.9	1.9	1.7
Gain on settlement related to StraTech acquisition	0.0	(3.8)	—
Non-deductible expenses and other	2.8	(0.3)	(0.2)

Effective tax rate	47.7%	36.2%	39.8%

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net deferred tax assets consist of the following components as of December 31, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2015	2014
Deferred income tax assets:
Compensation accrual	$4,148	$3,823
Deferred revenue	21,055	19,478
Net operating loss and credits carryovers	1,217	1,822
Intangibles	1,294	—
Other	631	692

Gross deferred tax assets	28,345	25,815

Valuation allowance	(40)	(285)

Total deferred tax asset	28,305	25,530

Deferred income tax liabilities:
Deferred costs	(17,124)	(19,031)
Intangibles	—	(59)
Property and equipment	(1,445)	(1,095)
Other	(559)	(752)

Total deferred tax liabilities	(19,128)	(20,937)

Net deferred income tax assets	$9,177	$4,593

On November 20, 2015, the FASB issued Accounting Standards Update (ASU) 2015-17, “Balance Sheet Classification of Deferred Taxes,” as part of the FASB’s simplification initiative to reduce complexity in accounting standards. The new guidance requires that all deferred tax assets and liabilities for each jurisdiction, along with any valuation allowance, be classified as noncurrent on the balance sheet. The new guidance is effective for public businesses in fiscal years beginning after December 15, 2016. However, as early adoption is permitted as of the beginning of an interim or annual reporting period in which the ASU 2015-17 was issued, we decided to apply the new standard for the December 31, 2015 period. As the guidance allows for retrospective application of the new standard, prior period financial statements have been retrospectively adjusted. For 2014, our long term deferred tax asset of $6.9 million has been netted with our current deferred tax liability of $2.3 million for a net deferred tax asset of $4.6 million.

The tax expense for 2015, 2014, and 2013 consists of the following (in thousands):

	Year Ended December 31,
	2015	2014	2013
Current income tax expense:
United States federal	$7,243	$6,591	$14,142
State and local	1,625	984	2,485

Current income tax expense	8,868	7,575	16,627

Deferred income tax benefit:
United States federal	(3,828)	(1,200)	(8,886)
State and local	(756)	(78)	(1,099)

Deferred income tax benefit	(4,584)	(1,278)	(9,985)

Income tax expense	$4,284	$6,297	$6,642

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits for 2015, 2014, and 2013 is presented in the table below (in thousands):

	Year Ended December 31,
	2015	2014	2013
Gross unrecognized tax benefits at January 1	$236	$—	$—
Increases related to:
Prior year income tax positions	—	236	—
Current year income tax positions	—	—	—

Gross unrecognized tax benefits at December 31	$236	$236	$—

Included in the balance of unrecognized tax benefits at December 31, 2015 are potential benefits of $209,000 that, if recognized, would affect the effective tax rate. We do not anticipate that the total amount of unrecognized tax benefits as of December 31, 2015 will change significantly in the next 12 months. We had no accrued interest and penalties as of December 31, 2015 and 2014. To the extent we accrue interest and penalties, we recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense.

In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not that we will realize some portion or all of the deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2015, we had federal and state net operating carryforwards as a result of the Bear Data acquisition of approximately $2.7 million and $2.8 million, respectively, which will expire beginning in 2033 if not fully utilized. As of December 31, 2015, we had federal and state credit carryforwards as a result of the Bear Data acquisition of approximately $136,000 and $60,000, respectively, which will expire beginning in 2031 for federal purposes if not fully utilized. As of December 31, 2015, we had federal capital loss carryforwards as a result of the Bear Data acquisition of approximately $115,000 which will expire in 2017 if not fully utilized. Because we do not expect to generate capital gain income within this period, a full valuation allowance has been recorded on this deferred tax asset.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2015, we were no longer subject to federal income tax examinations for taxable years before 2012.

Our ability to utilize a portion of its net operating loss carryforwards to offset future taxable income may be subject to certain limitations under Section 382 of the Internal Revenue Code due to changes in our equity ownership. As a result of the acquisition of Bear Data in October 2014, utilization of U.S. net operating losses and tax credits of Bear Data are subject to annual limitations under Internal Revenue Code Section 382 and 383, respectively.

6.	Operating Lease Commitments:

Our corporate headquarters, including our principal technical and support services operations, are located in an office and warehouse facility in Eden Prairie, Minnesota. As of December 31, 2015, our other 30 leased locations, housing sales and technical staff, were small to medium-sized offices. We have regional hubs located in the Northeast, South, Mid Central, North Central and West.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2015, future minimum lease payments due under non-cancelable operating leases were as follows (in thousands):

Net Lease Obligations
2016	$3,287
2017	2,803
2018	2,301
2019	1,955
2020	859
Thereafter	1,465

$12,670

Total rent expense, net of sublease income of $0, $38,500, and $34,000 in 2015, 2014, and 2013, respectively, is as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Rent expense	$3,712	$3,040	$3,062

7.	Employee Benefit Plan:

We have a defined contribution retirement plan for eligible employees. Employees may contribute up to 60% of their pretax compensation to the 401(k) portion of the plan. Since April 2006, we have matched 50% of an employee’s contribution up to the first 6% of an employee’s eligible compensation. The cost of our contributions to the 401(k) portion of the plan for 2015, 2014, and 2013 was $1.8 million, $1.6 million, and $1.4 million, respectively.

8.	Line of Credit:

On July 17, 2013, we entered into a Credit Agreement (“Credit Agreement”) with Castle Pines Capital LLC (“CPC”), an affiliate of Wells Fargo Bank, National Association (“Wells Fargo”). The Credit Agreement provided for a channel finance facility (“Floor Plan Line of Credit”) and a revolving facility (“Revolving Facility” and, together with the Floor Plan Line of Credit, “Combined Facility”) in a maximum combined aggregate amount of $40 million. On May 21, 2015, we entered into the Second Amendment to Credit Agreement (the “Amended Agreement”), which provides an increase to the Combined Facility for a maximum combined aggregate borrowing amount of $75 million. Under the Amended Agreement, borrowing under the Revolving Facility cannot exceed the lesser of (i) $75 million minus the amount outstanding under the Floor Plan Line of Credit or (ii) a borrowing base consisting of 85% of certain eligible accounts and 100% of channel financed inventory, subject to CPC’s ability to impose reserves in the future. The Floor Plan Line of Credit will finance certain purchases of inventory by us from vendors approved by CPC, and the Revolving Facility may be used for working capital purposes and permitted acquisitions.

The amounts outstanding under the Revolving Facility bear interest at a per annum rate of 2.0% above Wells Fargo’s one-month LIBOR rate (approximately 0.43% at December 31, 2015). Advances under the Floor Plan Line of Credit will not bear interest so long as they are paid by the applicable payment due date, and advances that remain outstanding after the applicable payment due date will bear interest at a per annum rate of LIBOR plus 4%. Under the Credit Agreement, we were obligated to pay quarterly to CPC an unused commitment fee equal to 0.50% per annum on the average daily unused amount of the Combined Facility, with usage including the sum of any advances under either the Floor Plan Line of Credit or the Revolving Facility. The Amended Agreement eliminates the unused commitment fee. The Combined Facility and certain bank

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

product obligations owed to Wells Fargo or its affiliates are secured by substantially all of our personal property. The Amended Agreement terminates on January 9, 2018, and we will be obligated to pay certain prepayment fees if the Credit Agreement is terminated prior to that date.

The Amended Agreement contains customary representations, warranties, covenants and events of default, including but not limited to, covenants restricting our ability to (i) grant liens on its assets, (ii) make certain fundamental changes, including merging or consolidating with another entity or making any material change in the nature of its business, (iii) make certain dividends or distributions, (iv) make certain loans or investments, (v) guarantee or become liable in any way on certain liabilities or obligations of any other person or entity, or (vi) incur certain indebtedness.

The Amended Agreement contains certain covenants regarding our financial performance, including (i) a minimum tangible net worth of at least $30 million and (ii) a minimum quarterly free cash flow requirement, which requires us to have free cash flow of at least $5 million at the end of each fiscal quarter for the trailing twelve-month period then ended, commencing December 31, 2014 and continuing at the end of each fiscal quarter thereafter.

Of the $75 million maximum borrowing amount available at December 31, 2015 under the Combined Facility, we have outstanding advances of $24.3 million and $27.7 million on the Floor Plan Line of Credit at December 31, 2015 and December 31, 2014, respectively, related to the purchase of inventory from certain vendors.

9.	Stockholders’ Equity:

Repurchase of Stock:

On September 14, 2015, our board of directors approved a new stock repurchase program authorizing the repurchase of shares of our common stock in the open market or in privately negotiated purchases, or both, at an aggregate purchase price of up to $10 million. The timing and amount of any share repurchases will be determined by our management based on market conditions and other factors. The share repurchase program is expected to be completed by December 31, 2016. Under this program, we may from time to time purchase our outstanding common stock in the open market at management’s discretion, subject to share price, market conditions and other factors. The common stock repurchase program does not obligate us to repurchase any dollar amount or number of shares. During 2015, we repurchased 629,000 shares of our common stock at a total purchase price of $4.8 million under this program.

Stock Compensation Plans:

In May 2011, our shareholders approved our 2011 Incentive Compensation Plan (“2011 Plan”). The 2011 plan replaced our existing 2009 Incentive Compensation Plan (“2009 Plan”) and 2000 Director Stock Option Plan (the “Director Plan”), each of which terminated upon approval of the 2011 Plan on May 12, 2011. We reserved up to 750,000 initial shares of our common stock for possible issuance under the 2011 Plan and 303,943 shares remaining available for future grants under the 2009 Plan. Awards under the 2011 Plan may consist of options (non-qualified and incentive stock options), stock appreciation rights, or SARs, restricted stock units, performance units, dividend equivalents, annual incentive awards and other share-based awards as determined by our compensation committee. The terms and conditions of each award are set in an award agreement as determined by the compensation committee.

On May 20, 2015, our shareholders approved an amendment to the 2011 Plan (the “2011 Plan”) that increased the number of shares of common stock that may be issued pursuant to awards thereunder from

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1,553,943 shares to 2,553,943 shares. As of December 31, 2015, there were 1,391,321 shares available for grant under the 2011 Plan.

Time-based Restricted Stock Grants under the Company’s 2011 Plan:

Under the 2011 Plan, eligible employees may be awarded shares of restricted stock. These shares generally vest three to four years after issuance, subject to continuous employment and certain other conditions. In 2015, 2014, and 2013, we issued 298,000, 319,900, and 273,500 shares, respectively, of time-based restricted stock to our executive management and certain other employees. Restricted shares are valued at the closing price of our stock on the date of grant and are expensed over the vesting period. Unrecognized compensation expense related to the non-vested stock grants was $3.3 million at December 31, 2015 and is expected to be recognized through February 2019. Compensation expense related to these restricted stock grants was $3.2 million in 2015, $1.9 million in 2014, and $1.9 million in 2013.

Under the Deferred Stock Unit (“DSU”) Master Agreements, each member of the board of directors may elect to receive DSUs with a fair value equivalent to a percentage of each quarterly installment of the annual cash retainer for non-employee directors to which that member would otherwise be entitled for service as a Datalink director during 2015. In addition, each member of the board of directors may elect to receive a DSU award equal to a percentage of the award of shares of Restricted Stock to which that member would otherwise have been entitled as the equity component of the 2015 annual retainer. The DSUs and DSU awards vest and become non-forfeitable on each of June 30, 2015, September 30, 2015, December 31, 2015 and March 31, 2016, provided the board member remains in service with us. We will issue one share in payment and settlement of each vested DSU subject to the Master DSU Agreement following a termination of that board member’s service with Datalink.

In 2015, 2014, and 2013, we issued 40,684, 40,804, and 36,000 awards of fully vested common stock to members of the Board of Directors, respectively. Of the 40,684 shares of fully vested stock awarded to members of our Board of Directors during the year ended December 31, 2015, 16,684 shares were DSUs. Of the 40,804 shares of fully vested stock awarded to members of our Board of Directors during the year ended December 31, 2014, 15,646 shares were DSUs. Our non-employee directors receive 6,000 shares of restricted stock for their Board service. We issue the annual restricted stock grants on June 30 of each year and they vest one-quarter upon issuance and one-quarter on the following September 30, December 31, and March 31, respectively, provided that the director is still a member of the Board on that date. As of December 31, 2015, 9,000 shares of the 2015 restricted stock grant were not vested. The 2014 and 2013 awards to our directors have all vested. For 2015, 2014, and 2013, total compensation expense for these awards was approximately $347,000, $484,000, and $424,000, respectively.

Performance-based Restricted Stock Grants under the Company’s 2011 Plan, 2009 Plan and Director Plan:

Under the 2011 Plan, we are able to grant performance-based awards of restricted stock to our employees. The purpose of the performance-based grants is to retain key employees and to align key management with shareholders’ interests.

On March 4, 2015, we awarded 83,403 shares of restricted stock and 83,407 performance stock unit awards pursuant to our 2011 Plan to executive management. These shares vest as follows: the performance stock unit awards one-third, or 27,802 shares, upon achievement of 150% of the non-GAAP operating income target of $40.8 million for 2015 as certified by the compensation committee in 2016; one-third when we publicly announce 2016 earnings in 2017; and one-third when we publicly announce 2017 earnings in 2018. We did not achieve our 2015 non-GAAP operating income target, so these performance stock unit awards did not vest. The 83,403 restricted stock grant remaining, is subject to time-based vesting (one-half on the second anniversary of

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the grant date, one-quarter on the third anniversary of the grant date, and one-quarter on the fourth anniversary of the grant date), provided that the individual remains employed by us on these vesting dates. The total fair value of the shares that have not vested under this award is $2.0 million, comprised of $987,000 for the time-based awards and $988,000 for the performance-based awards. We are amortizing the $987,000 value of the time-based shares that have not vested as follows: (1) $493,500 through the second anniversary of the grant date (2) $246,750 over the three-year vesting period and (3) $246,750 over the four-year vesting period. For the performance-based shares, since the non-GAAP operating income target was not met no compensation expense related to these performance stock units will be amortized. Unrecognized compensation expense related to the time-based restricted stock grants in this award was $662,000 at December 31, 2015 and is expected to be recognized through February 2019. Compensation expense related to these restricted stock grants was $326,000 for the year ended December 31, 2015.

On February 11, 2015, we awarded 426,000 shares of restricted stock pursuant to our 2011 Plan to certain managers. These shares vest as follows: 95,500 shares vest in full upon each individual manager’s achievement of gross profit or operating income objectives for 2015 and upon publicly announcing our 2015 results. The remaining 330,500 shares are subject to time-based vesting (one-third of this subtotal on the first anniversary of the grant date, one-third of this subtotal on the second anniversary of the grant date, and one-third of this subtotal on the third anniversary of the grant date), provided that the individual remains employed by us on these vesting dates. We are amortizing the $3.9 million fair value of the time-based awards as follows: (1) $1.3 million through the first anniversary of the grant date (2) $1.3 million over the two-year vesting period and (3) $1.3 million over the three-year vesting period. For the performance-based shares, the individual managers did not achieve their gross profit or operating income objectives for 2015 so these restricted stock grants did not vest. The total fair value of the shares that did not vest under this award was $1.1 million for the performance-based awards. For these performance-based shares, since the gross profit or operating income targets were not met, no compensation expense related to these performance-based restricted stock grants will be amortized. Unrecognized compensation expense related to the time-based restricted stock grants in this award was $1.7 million at December 31, 2015 and is expected to be recognized through February 2018. Compensation expense related to these restricted stock grants was $2.0 million for the year ended December 31, 2015.

On August 15, 2014, we awarded 15,000 shares of restricted stock pursuant to our 2011 Plan to one executive manager. These shares vest as follows: two-thirds, or 10,000 shares, upon achievement of 150% of the non-GAAP operating income target of $32.3 million for 2014. We achieved 90% of the 2014 non-GAAP operating income target, which equated to a final 4,000 performance-based shares, which vest as follows: one-third vested upon announcement of the non-GAAP operating income target, one-third vested on the first anniversary of the announcement, and the last third of this subtotal will vest on the second anniversary of the announcement. The remaining one-third of this grant, or 5,000 shares, is subject to time-based vesting (one-third of this subtotal on the first anniversary of the grant date, one-third of this subtotal on the second anniversary of the grant date, and the last third of this subtotal on the third anniversary of the grant date), provided that the individual remains employed by us on these vesting dates. We are amortizing the $175,050 fair value of the shares that have not vested as follows: $58,350 for the time-based awards and $116,700 for the performance-based awards. We are amortizing the $58,350 fair value of the time-based shares that have not vested as follows: (1) $19,450 through the first anniversary of the grant date (2) $19,450 over the two-year vesting period and (3) $19,450 over the three-year vesting period. For the performance-based shares, we are only subjecting to amortization the portion that was attained based on its achievement of 90% of non-GAAP operating income during 2014. The corresponding fair value of the 4,000 performance-based shares the executive manager attained is $46,680 and will vest as follows: (1) $15,560 over the 14-month period for the achievement of the performance objectives and remaining employed by us through the announcement of 2014 financial results, (2) $15,560 over the two-year vesting period (3) $15,560 over the three-year vesting period. Unrecognized compensation expense related to both the performance-based and time-based restricted stock grants in this award

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

was $24,900 at December 31, 2015 and is expected to be recognized through August 2017. Compensation expense related to these restricted stock grants was $48,900 and $31,000 for the year ended December 31, 2015 and 2014, respectively.

On August 12, 2014, we awarded 140,000 shares of restricted stock pursuant to our 2011 Plan to certain managers. One-half of these awards, or 70,000 shares, vest upon each individual manager’s achievement of revenue or gross profit objectives for 2014 and remaining employed by us through December 31, 2015. The remaining one-half of these awards, or 70,000 shares, is subject to time-based vesting (50% upon the second grant anniversary date, 25% upon the third grant anniversary date and 25% upon the fourth grant anniversary date), provided that the individual remains employed by us on these vesting dates. The total fair value of the shares that have not vested under these awards is $1.6 million, comprised of $809,200 for the time-based awards and $809,200 for the performance-based awards. We are amortizing the $809,200 fair value of the time-based shares that have not vested as follows: (1) $404,600 through the second anniversary of the grant date (2) $202,300 over the three-year vesting period and (3) $202,300 over the four-year vesting period. For the performance-based shares, we are only subjecting to amortization the portion that was attained based on each individual manager’s achievement of revenue and gross profit objectives during 2014. The corresponding fair value of the 17,500 performance-based shares these managers attained is $202,000, which will vest ratably over the 17-month period for the achievement of the performance objectives and remaining employed by us through December 31, 2015. Unrecognized compensation expense related to both the performance-based and time-based restricted stock grants in this award was $342,000 at December 31, 2015 and is expected to be recognized through August 2018. Compensation expense related to these restricted stock grants was $378,000 and $175,000 for the year ended December 31, 2015 and 2014, respectively.

On December 23, 2013, we awarded 171,408 shares of restricted stock pursuant to our 2011 Plan to executive management. These shares vest as follows: two-thirds, or 114,272 shares, upon achievement of 150% of the non-GAAP operating income target of $32.3 million for 2014, with such percentages adjusted according to the matrix approved by our compensation committee during the December 23, 2013 meeting. We achieved 90% of the 2014 non-GAAP operating income target, which equated to a final 45,708 performance-based shares, which vest as follows: one-third vested upon announcement of the non-GAAP operating income target, one-third vested on the first anniversary of the announcement, and the last third of this subtotal will vest on the second anniversary of the announcement. The remaining one-third of this grant, or 57,136 shares, is subject to time-based vesting (one-third of this subtotal on the first anniversary of the grant date, one-third of this subtotal on the second anniversary of the grant date, and the last third of this subtotal on the third anniversary of the grant date), provided that the individual remains employed by us on these vesting dates. We are amortizing the $1.9 million fair value of the shares that have not vested as follows: $633,000 for the time-based awards and $1.3 million for the performance-based awards. We are amortizing the $633,000 fair value of the time-based shares that have not vested as follows: (1) $211,000 through the first anniversary of the grant date (2) $211,000 over the two-year vesting period and (3) $211,000 over the three-year vesting period. For the performance-based shares, we are only subjecting to amortization the portion that was attained based on its achievement of 90% of non-GAAP operating income during 2014. The corresponding fair value of the 45,658 performance-based shares executive management attained is $507,000 and will vest as follows: (1) $169,000 over the 14-month period for the achievement of the performance objectives and remaining employed by us through the announcement of 2014 financial results, (2) $169,000 over the two-year vesting period (3) $169,000 over the three-year vesting period. Unrecognized compensation expense related to both the performance-based and time-based restricted stock grants in this award was $141,000 at December 31, 2015 and is expected to be recognized through February 2017. Compensation expense related to these restricted stock grants was $326,000, $656,000 and $15,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 11, 2013, we awarded 36,000 shares of restricted stock pursuant to its 2011 Plan to certain managers. The restricted stock vests as follows: (1) 50% upon the achievement of our income or gross profit objectives for 2013 and remaining employed by Datalink through December 31, 2014, (2) 25% upon the second grant anniversary date (3) 12.5% upon the third grant anniversary date and (4) 12.5% upon the fourth grant anniversary date. We are amortizing the $382,000 fair value of the shares that have not vested as follows: (1) $191,000 over the 22-month period for the achievement of the performance objectives and remaining employed by Datalink through December 31, 2014, (2) $95,000 over the two-year vesting period (3) $48,000 over the three-year vesting period and (4) $48,000 over the four-year vesting period. Unrecognized compensation expense related to the restricted stock grants was $13,000 at December 31, 2015 and is expected to be recognized through March 2017. Compensation expense related to these restricted stock grants was $27,000, $78,000 and $144,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

On December 4, 2012, we awarded approximately 163,000 shares of restricted stock pursuant to our 2011 Plan to executive management. The restricted stock vests as follows: (1) 50% upon the achievement of our predetermined earnings from operations objective for 2013 as approved by our Board of Directors and assuming the individual employee remained employed by Datalink through December 31, 2014, (2) 25% upon the second grant anniversary date, (3) 12.5% upon the third grant anniversary date and (4) 12.5% upon the fourth grant anniversary date. We are amortizing the $1.4 million fair value of the shares that have not vested as follows: (1) $680,000 over a 25-month period for the achievement of the performance objectives and assuming the individual employee remained employed by Datalink through December 31, 2014, (2) $340,000 over the two-year vesting period, (3) $170,000 over the three-year vesting period and (4) $170,000 over the four-year vesting period. Unrecognized compensation expense related to the non-vested stock grants was $34,000 at December 31, 2015 and is expected to be recognized through November 2016. Compensation expense related to these restricted stock grants was $83,000, $514,000 and $519,000 for the years ended December 31, 2015, 2014, and 2013, respectively.

On October 4, 2012, we awarded 45,000 shares of restricted stock pursuant to our 2011 Plan to certain managers. The restricted stock vests as follows: (1) 50% upon the achievement of our income or gross profit objectives for 2012 and having remained employed by Datalink through the announcement of the 2012 financial results, (2) 25% upon the second grant anniversary date and (3) 25% upon the third grant anniversary date. We are amortizing the $386,000 fair value of the shares that have not vested as follows: (1) $193,000 over the 4.5-month period for the achievement of the performance objectives and having remained employed by Datalink through the announcement of 2012 financial results, (2) $96,500 over the two-year vesting period and (3) $96,500 over the three-year vesting period. There was no unrecognized compensation expense related to the restricted stock grants as it was fully recognized in September 2015. Compensation expense related to these restricted stock grants was $24,000, $68,000 and $80,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

On February 22, 2012, we awarded approximately 173,000 shares of restricted stock pursuant to our 2011 Plan to certain members of its executive management team. The restricted stock vests as follows: (1) 50% upon the achievement of our predetermined earnings from operations objective for 2012 as approved by its Board of Directors and assuming the individual employee remained employed by Datalink through December 31, 2013, (2) 25% upon the second grant anniversary date and (3) 25% upon the third grant anniversary date, provided in each case the individual is employed by Datalink on each vesting date. We are amortizing the $1.5 million fair value of the shares that have not vested as follows: (1) $750,000 over the 22.5-month period for the achievement of the performance objectives and assuming the individual employee remained employed by Datalink through December 31, 2013, (2) $375,000 over the two-year vesting period and (3) $375,000 over the three-year vesting period. There was no unrecognized compensation expense related to the restricted stock grants as it was fully

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recognized in February 2015. Compensation expense related to these restricted stock grants was $13,000, $115,000 and $191,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

On July 17, 2011, we awarded 215,000 shares of restricted stock pursuant to our 2011 Plan to certain managers. The restricted stock vests as follows: (1) 39,000 upon the achievement of our income or gross profit objectives for 2011, (2) 88,000 upon the second grant anniversary date and (3) 88,000 upon the third grant anniversary date. We are amortizing the $1.6 million fair value of the restricted shares that have not vested as follows: (1) $292,000 over a 6-month vesting period for the achievement of the performance objectives, (2) $658,000 over the two-year vesting period and (3) $658,000 over the three-year vesting period. There was no unrecognized compensation expense related to these restricted stock grants at December 31, 2015. Compensation expense related to these restricted stock grants was $55,000 and $297,000 for the years ended December 31, 2014 and 2013, respectively.

On January 17, 2011, we awarded 209,000 shares of restricted stock pursuant to our 2011 Plan to executive management. The restricted stock vests as follows: (1) 104,500 shares upon the achievement of our predetermined earnings from operations objective for 2011 as approved by its Board of Directors and assuming the individual employee remained employed by Datalink through December 31, 2013, (2) 52,250 upon the second grant anniversary date and (3) 52,250 upon the third grant anniversary date. We are amortizing the $1.2 million fair value of the restricted stock as follows: (1) $612,000 over a 12 month vesting period for the achievement of the performance objectives, (2) $306,000 over the two-year vesting period and (3) $306,000 over the three-year vesting period. There was no unrecognized compensation expense related to these restricted stock grants at December 31, 2015. Compensation expense related to these restricted stock grants was $13,000 and $313,000 for the years ended December 31, 2014 and 2013, respectively.

The following table summarizes our restricted stock activity for the periods indicated below:

	Number of Shares	Weighted Average Grant-Date Fair Value
Restricted stock at January 1, 2013	1,247,668	$7.47
Granted	480,908	$11.21
Shares vested	(316,000)	$5.84
Shares cancelled	(231,061)	$8.83

Restricted stock at December 31, 2013	1,181,515	$9.17
Granted	474,900	$11.37
Shares vested	(438,710)	$7.53
Shares cancelled	(213,864)	$10.96

Restricted stock at December 31, 2014	1,003,841	$10.55
Granted	655,810	$11.45
Shares vested	(378,416)	$9.63
Shares cancelled	(296,157)	$11.56

Restricted stock at December 31, 2015	985,078	$11.19

Stock Options:

We had no stock option grants in 2015, 2014, or 2013.

Total stock-based compensation expense related to stock options was $0, $0 and $134,000 for the years ended December 31, 2015, 2014, and 2013, respectively. At December 31, 2015 there were no unrecognized stock-based compensation expense related to stock options.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes activity under our stock option plans:

	Outstanding Options
	Number of Shares	Range of Exercise Prices	Weighted Average Exercise Price
Balance, December 31, 2012	568,040	$1.80 - $5.21	$3.49
Options granted	—	—	$—
Options exercised	(77,738)	$1.80 - $5.00	$3.23
Options cancelled	(4,518)	$3.32 - $3.85	$3.43

Balance, December 31, 2013	485,784	$3.32 - $5.21	$3.54
Options granted	—	—	$—
Options exercised	(22,884)	$3.32 - $4.30	$3.88
Options cancelled	—	—	$—

Balance, December 31, 2014	462,900	$3.50 - $5.21	$3.52
Options granted	—	—	$—
Options exercised	(8,200)	$3.88 - $5.21	$4.15
Options cancelled	—	—	$—

Balance, December 31, 2015	454,700	$3.50 - $5.21	$3.51

Options exercisable as of December 31, 2015	454,700	$3.50 - $5.21	$3.51

The weighted average remaining contractual life of options outstanding at December 31, 2015 was 3.53 years. At December 31, 2015, the aggregate intrinsic value of options outstanding and exercisable was $1,497,023. Total intrinsic value of options exercised was $41,235, $202,670, and $568,335 for 2015, 2014, and 2013, respectively.

10.    Sales-Type Lease Receivables and Sales-Leaseback Arrangements:

We occasionally enter into sales-type lease agreements with our clients resulting from the sale of certain products. Our lease receivables are recorded at net realizable value within the short- and long-term lease receivables balances on our balance sheets and are due in installments over the lives of the leases. Cash received and applied against this receivable balance is recorded within changes in operating assets and liabilities in the net cash provided by operating activities section of the statement of cash flows. Finance income is derived over the term of the sales-type lease arrangement as the unearned income on financed sales-type leases is earned. Unearned income is amortized over the life of the lease using the interest method. The present value of net investment in sales-type lease receivables of $10.4 million and $6.1 million at December 31, 2015 and 2014, respectively, is reflected net of unearned income of $492,000 and $435,000 at December 31, 2015 and 2014, respectively.

As of December 31, 2015, scheduled maturities of minimum lease payments receivable were as follows for the fiscal years ended December 31 (in thousands):

2016	$3,895
2017	3,466
2018	2,804
2019	505
2020	242

10,912
Less: Current portion	(3,895)

Long-term sales-type lease receivable	$7,017

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lease receivables are individually evaluated for impairment. In the event we determine that a lease receivable may not be paid, we include in our allowance an amount for the outstanding balance related to the lease receivable. At December 31, 2015 and 2014, there were no material amounts past due related to lease receivables.

Our lease receivables typically generate monthly cash inflows with average lease durations of 24 to 36 months. To better match cash outflows related to these receivables, we occasionally finance the equipment associated with our lease receivables through sales-leaseback arrangements over a period commensurate with the receivable. Gains associated with these sales are deferred in accordance with the accounting for sales-leaseback transactions and are amortized over the lives of the related lease agreements. As of December 31, 2015, our contractual cash obligations for future minimum lease payments were as follows for the fiscal years ended December 31 (in thousands):

2016	$3,382
2017	3,226
2018	2,415
2019	336
2020	141

9,500
Less: Current portion	(3,643)

Long-term leases payable	$5,857

Of the $9.5 million of contractual cash obligations for future minimum lease payments at December 31, 2015, $480,000 represented interest.

11.    Commitments and Contingencies:

We have change of control severance agreements and employment agreements in place with certain executive employees. Under the agreements, an executive is entitled to a severance payment in the event the executive (a) is terminated without cause by us in anticipation of, in connection with, at the time of or within two years after a change of control, or (b) resigns for good reasons arising in anticipation of, in connection with, at the time of or within two years after a change of control.

12.	Quarterly Financial Information (unaudited):

	March 31	June 30	Sept 30	Dec 31
	(in thousands, except per share data)
2015
Net sales	$175,352	$182,631	$198,032	$208,750
Gross profit	35,168	36,472	34,881	36,909
Operating earnings (loss)	(8)	1,179	2,476	5,427
Net earnings	(14)	661	1,314	2,738
Net earnings per share-basic	(0.00)	0.03	0.06	0.13
Net earnings per share-diluted	(0.00)	0.03	0.06	0.12

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	March 31	June 30	Sept 30	Dec 31
	(in thousands, except per share data)
2014
Net sales	$139,535	$159,380	$144,947	$186,374
Gross profit	29,482	35,483	32,333	39,529
Operating earnings (loss)	(413)	5,974	4,564	6,372
Net earnings	301	3,563	3,546	3,671
Net earnings per share-basic	0.01	0.17	0.16	0.17
Net earnings per share-diluted	0.01	0.16	0.16	0.17

	March 31	June 30	Sept 30	Dec 31
	(in thousands, except per share data)
2013
Net sales	$133,518	$147,779	$139,519	$173,368
Gross profit	29,833	33,561	29,805	40,659
Operating earnings (loss)	1,966	4,936	1,155	9,348
Net earnings	1,098	2,904	818	5,225
Net earnings per share-basic	0.07	0.17	0.05	0.24
Net earnings per share-diluted	0.07	0.16	0.05	0.24

13.	Subsequent Events:

On September 14, 2015, our board of directors approved a new stock repurchase program authorizing the repurchase of shares of our common stock in the open market or in privately negotiated purchases, or both, at an aggregate purchase price of up to $10 million. The timing and amount of any share repurchases will be determined by our management based on market conditions and other factors. The share repurchase program is expected to be completed by December 31, 2016. Under this program, we may from time to time purchase our outstanding common stock in the open market at management’s discretion, subject to share price, market conditions and other factors. The common stock repurchase program does not obligate us to repurchase any dollar amount or number of shares. During January and February of 2016, we repurchased 600,000 shares of our common stock at a total purchase price of $4.2 million under this program.